Exhibit I.A.(5)(f)

Royal Tandem Life Insurance Company	New York, New York

Accidental Death Benefit Rider

This rider provides accidental death insurance on your life. The amount of this insurance is shown in Policy Schedule 2. We’ll pay the proceeds to the beneficiary if we receive proof that your death is a covered accidental death, as explained below.

Rider’s Date of Issue

This rider’s date of issue is the same as this policy’s unless a later date is shown in Policy Schedule 2. This rider takes effect on the later of its date of issue or when its first scheduled premium is paid.

Scheduled Premiums For This Rider	Scheduled premiums for this rider are payable while this rider is in effect. The amount of the scheduled premiums for this rider and when they are due are shown in Policy Schedule 1.
Meaning of Covered Accidental Death

Your death will be considered a covered accidental death if it results solely from an accidental bodily injury that occurs:

•       while this rider is in effect; and

•       within 90 days after the accident; and

•       before this rider ends.

To prove that your death is a covered accidental death we have the right to make any examination and have an autopsy made unless it’s forbidden by law.

Deaths We Will Not Cover

This rider does not cover death resulting solely or partly from:

•       disease;

•       suicide or attempted suicide while you’re sane or insane;

•       injury you intentionally inflict on yourself;

•       voluntary or involuntary taking of drugs or poisons;

•       voluntary or involuntary inhaling of gas, unless you inhale it by accident in doing the usual duties of your work;

•       any type of military conflict including war, declared or not, or any act of war; or

•       travel in or descent from an aircraft if:

1.      you have any duties relating to the aircraft or its flight;

2.      you are making a training, instruction, testing, or experimentation flight; or

3.      the aircraft is under the direction of any country’s armed forces.

When This Rider Ends

This rider will end as soon as one of the following occurs:

•       The date we receive at our Service Center the owner’s written request to cancel this rider.

•       The policy anniversary nearest your 75th birthday.

•       A scheduled premium for this policy or rider remains unpaid at the end of its grace period.

•       This policy is being continued under any cash value benefit.

•       The date this policy terminates.

This rider is part of the policy to which it’s attached.

“Signature Appears Here”	“Signature Appears Here”
Secretary	President

MADBRSCP87